Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lauren Puffer
(212) 850-5651

GUITAR CENTER, INC. ANNOUNCES THIRD QUARTER 2005 RESULTS

~ Consolidated Net Sales of $421.1 Million Up 18.6% ~

~ Guitar Center Comp Store Sales up 7% ~

~ Diluted EPS of $0.51 Includes Stock-based Compensation Charge of $0.03

Westlake Village, CA (October 25, 2005) — Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the third quarter ended September 30, 2005.

Consolidated net sales increased 18.6% to $421.1 million from $354.9 million in the third quarter of last year.  Consolidated net income increased 16.1% to $14.4 million, or $0.51 per diluted share, from $12.4 million, or $0.45 per diluted share.  The Company’s third quarter net income includes stock-based compensation expense of $883,000 after-tax, or $0.03 per diluted share, resulting from the Company’s new long-term stock incentive plan adopted in the third quarter.  Excluding this charge, third quarter net income would have been $15.3 million, or $0.54 per diluted share.  No similar expense was recorded in the 2004 period.  Third quarter weighted average number of diluted shares outstanding was 29.9 million compared to 29.2 million in the same period of 2004.

Commenting on third quarter results, Bruce Ross, Chief Financial Officer of Guitar Center, stated, “Our bottom line results for the quarter excluding the charge related to our new long-term incentive plan exceeded our expectations.  We maintained momentum in our Guitar Center stores as we again generated comparable store sales growth of 7%, at the high end of our expected range.  In addition, we successfully opened seven new stores during the quarter including our 150th grand opening in July. At Musician’s Friend, we continued to focus on our advertising and promotional activities to drive online traffic and grow our business in the continuing competitive environment.  Finally, we remain pleased with the performance of our Music & Arts division, and particularly with the smooth integration of the former American Music stores to the Music & Arts brand and store format.”

Guitar Center Stores

During the quarter, we opened two large format and five small format Guitar Center stores.  Net sales from Guitar Center stores increased 13.9% to $310.1 million from $272.3 million in the third quarter of 2004, with sales from new stores contributing $19.2 million, or 50.9% of the increase.  Comparable store sales for the Guitar Center stores increased 7%.  Gross margin, after buying and occupancy costs, increased to 28.1% from 26.4% in the third quarter last year.  The increase is primarily due to a higher selling margin, partially offset by increased freight expense.  Margins also benefited from a reduction in certain reserves.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses and stock-based compensation costs resulting from the long-term incentive plan, were 20.7% of net sales compared to 20.8% in the year-ago period.

Musician’s Friend

Direct response net sales for the quarter increased 12.5% to $80.8 million from $71.8 million in last year’s third quarter.  Gross margin for the quarter was 29.1% compared to 31.3% in the prior year period, reflecting a lower selling margin due to reduced shipping and handling revenue which is a result of the competitive environment, partially offset by improved inbound freight costs.  Selling, general and administrative expenses for the third quarter were 24.3% of net sales versus 21.1% in the comparable period last year.  The increase primarily reflects additional payroll costs, inclusive of stock-based compensation costs resulting from the long-term incentive plan, as well as an increase in promotional expenses.

Music & Arts

We completed our acquisition of Music & Arts Center, Inc. on April 15, 2005 and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name.  Third quarter 2005 results reflect the combined operations of Music & Arts and American Music while third quarter 2004 results only include results from American Music.  Net sales from our Music & Arts division were $30.1 million compared to $10.7 million in the third quarter of 2004.  Comparable store sales for the Music & Arts division decreased 6%.  Among other things, this decrease reflects a later school calendar shifting some sales into the fourth quarter, and our decision to discontinue the former American Music Group’s historical business of direct sales to educational institutions at very low margins.  Third quarter gross margin for Music & Arts increased to 44.2% versus 33.6% in the same period last year.  Selling, general and administrative expenses for Music & Arts were 48.5% of net sales compared to 45.6% in the third quarter of 2004.

Business Outlook

                To date in the fourth quarter we have opened one large format store in Northridge, California.  Prior to year-end 2005, we are scheduled to open another two large format Guitar Center stores in Las Vegas, Nevada and Brooklyn, New York as well as one small format store in Chattanooga, Tennessee and our first tertiary market store in Pueblo, Colorado.

Based on current business and economic conditions, we continue to anticipate fourth quarter 2005 consolidated net sales will be in the range of $555 million and $569 million and diluted earnings per share, excluding the impact of stock-based compensation expense resulting from the new long-term incentive plan, will be between $1.16 and $1.23

The comments regarding future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and webcast tomorrow, October 26th, at 5:30 a.m. PT (8:30 a.m. ET) to discuss third quarter financial results.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com.  To access the call, please dial 800-627-7250

(domestic) or 706-645-9246 (international).  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com.  A replay of the call will be available through November 2, 2005 and can be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international); pin number 1185904.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards, live-sound/DJ and recording equipment.  We presently operate 157 Guitar Center stores, with 124 stores in 50 major markets and 33 stores in secondary markets across the U.S. In addition, our Music & Arts division operates 79 retail locations and eight educational support centers specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the fourth quarter of 2005, and store opening plans.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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